EXHIBIT 10.01
SHARE ACQUISITION AND RESTRICTION AGREEMENT
This Share Acquisition and Restriction Agreement (this “Agreement”) is made by and between Thomas J. Reilly (“Reilly”) and Cloudera, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) and is effective as of the date it is signed by the Parties (the “Effective Date”).
RECITALS
WHEREAS, Reilly recently announced his departure as Chief Executive Officer (“CEO”), employee, and member of the Board of Directors (the “Board”) of the Company, effective as of July 31, 2019, and entered into that certain Executive Transition Agreement with the Company dated June 5, 2019 (the “Transition Agreement”);
WHEREAS, Reilly and Company support Reilly’s continued investment in the Company; and
WHEREAS, in connection therewith Reilly desires to undertake certain acquisitions of shares and certain transfer restrictions.
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Reilly hereby agree as follows:
COVENANTS
1.Open Market Purchase; Minimum Holding Period. Reilly agrees that, not later than forty (40) trading days following the next opening of the trading window under the Company’s Insider Trading Policy following widespread public announcement of the Company’s operating results for the quarter ended July 31, 2019, he will acquire at least $5.0 million of shares of the Company’s common stock through open market purchases (each such share a “Publicly Acquired Share”), consistent with Rule 10b‑18 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Reilly further agrees that he will not Dispose (as defined below) of any Publicly Acquired Share until at least one year has elapsed following the acquisition thereof.
2.Reacquisition of Option Shares; Minimum Holding Period. Reilly agrees that, not later than five (5) trading days following the Effective Date, he will complete the steps required of him under the previously identified option rescission administrative procedure, dated July 31, 2019 (the “Procedure”) necessary to rescind the net exercises effective June 6 and 7, 2019 of the option for 7,304,755 shares at an exercise price of $3.21 per share originally granted on June 28, 2013 (the “Option”), which net exercises had resulted in the forfeiture of 5,905,597 shares at an effective price of $5.18 per share, including reimbursing the Company in cash for the tax withholding amount paid by the Company in connection with such net exercises as set forth in the Procedure (the “Tax Withholding”). Provided Reilly completes the foregoing Procedure steps, the Company agrees to reasonably cooperate with such rescission in accordance with the Procedure, including promptly (not later than thirty (30) calendar days after receipt of the reimbursement) returning to Reilly the Tax Withholding amount that may be recovered by the Company as a credit or adjustment against its other employee tax withholding obligations; and provided the Tax Withholding amount is recovered in full, restore the shares to the Option. Following the completion of the foregoing, the Option shall thereafter be subject to Section 4(c) of the Transition Agreement and may be exercised at the time described therein and in the Procedure. Reilly further agrees that he will not Dispose of any share acquired upon a future exercise of the Option (each an “Option Share”) until (a) in the case of a share acquired by payment of the exercise price under the Option in cash, June 30, 2020, or (b) in the case of a share acquired by net exercise of the Option, at least one year has elapsed following the acquisition thereof.
3.Other Shares; Minimum Holding Period. Reilly agrees that he will not Dispose of any shares of Common Stock or other securities of the Company beneficially owned (as such term is used in Rule 13d‑3 promulgated under the Exchange Act) by him as of the Effective Date or issued upon exercise, issuance or settlement of any such security (collectively, the “Other Compensatory Securities”) until January 31, 2020; provided that he will not Dispose of any portion of securities the vesting of which is or has been accelerated pursuant to the terms of the Transition Agreement or any shares issued in respect of such accelerated portion prior to July 31, 2020; provided, for the avoidance of doubt, that the restrictions in this Section 3 shall not apply to the Publicly Acquired Shares or the Option Shares, which shall instead be subject to the terms of Section 1 and Section 2, as applicable.
4.Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:
(a)    “Change of Control” means any bona fide third party tender offer, merger, consolidation or other similar transaction, in one transaction or a series of related transactions, the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d‑3 and 13d‑5 promulgated under the Exchange Act) of 50% or more of total voting power of the voting stock of the Company (or the surviving entity).
(b)    “Dispose” means to (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, pledge (other than a pledge of Publicly Acquired Shares in connection with a customary broker margin loan with a loan to value ratio of not more than 50%), or otherwise transfer or dispose of, directly or indirectly, any subject shares of Common Stock or other securities of the Company or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, and, in each case, other than a Permitted Transfer (as defined below).
(c)    “Immediate Family” means any spouse or domestic partner and any relationship by blood, current or former marriage or adoption, not more remote than first cousin.
(d)    “Permitted Transfer” means:
(i)    the transfer of shares of Common Stock (A) for bona fide estate planning purposes, (B) upon death or by will, testamentary document or intestate succession, (C) to an Immediate Family member of the undersigned or to any trust for the direct or indirect benefit of the undersigned or one or more Immediate Family members of the undersigned, or (D) if held by a trust, to a trustor, trustee or beneficiary of the trust or to the estate of a trustor, trustee or beneficiary of such trust; provided that in the case of any transfer or distribution pursuant to this clause (i), each transferee or distributee shall sign and deliver a binding written agreement reasonably satisfactory obligating such transferee or distributee to comply with the restrictions applicable to Reilly in Sections 1, 2 and 3 above (as applicable) with respect to such shares so transferred or distributed;

(ii)    the transfer of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock pursuant to a bona fide third‑party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Company, made to all holders of Common Stock involving a Change of Control, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the undersigned’s Common Stock shall remain subject to the terms of this Agreement; or
(iii)    the transfer or other disposition of shares of Common Stock or any securities convertible into Common Stock to the Company upon a vesting or settlement event of the Company’s securities or upon the exercise of options, restricted stock units or warrants to purchase the Company’s securities on a “cashless” or “net exercise” basis to the extent permitted by the instruments representing such options or warrants (and any transfer or other disposition to the Company necessary in respect of such amount of cash needed for the payment of taxes, including estimated taxes, due as a result of such vesting or exercise whether by means of a “net settlement” or otherwise) so long as such “cashless exercise” or “net exercise” is effected solely by the surrender of outstanding options, restricted stock units or warrants (or the Common Stock issuable upon the exercise thereof) to the Company and the Company’s cancellation of all or a portion thereof to pay the exercise price and/or withholding tax and remittance obligations.
5.General Provisions. Reilly will provide to the Company documentation reasonably satisfactory to the Company of his fulfillment of and compliance with his obligations and restrictions in Sections 1, 2 and 3 above. Reilly further agrees to promptly file with the Securities and Exchange Commission (the “SEC”) a Form 4 detailing each acquisition or disposition of shares beneficially held by him during the six (6) months following the end of his service with the Company (i.e., through January 31, 2020) not later than the second business day following each such transaction (and upon request provide to the Company such additional information regarding such transactions as may reasonably be requested by the Company). For the avoidance of doubt, (i) Reilly can conduct a “cashless exercise” of the Option through a broker after June 30, 2020, in accordance with the terms of the Option and the equity plan under which it was granted, and (ii) the restrictions set forth in Sections 1, 2 and 3 shall not apply to shares or other Company securities acquired by Reilly after the Effective Date not described above (i.e., shares or securities other than Publicly Acquired Shares, Option Shares or Other Compensatory Securities).
(a)    Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made herein to Sections, subsections or Exhibits, such reference shall be to a Section or subsection of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Where a reference is made to a contract, instrument or applicable law or regulation, such reference is to such contract, instrument or applicable law or regulation as amended, modified or supplemented, including (in the case of contracts or instruments) by waiver or consent and (in the case of applicable law or regulation) by succession of comparable successor applicable law or regulation, and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross‑reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any person include the successors and permitted transferees or assigns of that person, (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, and (vii) the phrases “provide to,” “made available” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to a Person are also to its permitted successors and assigns. All references to “days” shall be to calendar days unless otherwise indicated as a “business day” or “trading day.” Any action otherwise required to be taken on a day that is not a business day shall instead be required to be taken on the next succeeding business day, and if the last day of a time period is a non‑business day, such period shall be deemed to end on the next succeeding business day.
(b)    Arbitration. Reilly and the Company agree to submit to mandatory binding arbitration, in Santa Clara County, California, before a single neutral arbitrator, any and all claims arising out of or related to this Agreement, the Transition Agreement, Reilly’s employment with the Company and the termination thereof, the Publicly Acquired Shares, Option, Option Shares or Other Compensatory Securities and any matters related to them and their exercise, issuance or settlement, except that each party may, at its or his option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. REILLY AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict Reilly’s right to file administrative claims Reilly may bring before any government agency where, as a matter of law, the parties may not restrict Reilly’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor, and the SEC). However, Reilly and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through the American Arbitration Association (the “AAA”), provided that, the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon Reilly or any third party. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitration will be conducted in accordance with the AAA employment arbitration rules then in effect. The AAA rules may be found and reviewed at http://www.adr.org. If Reilly is unable to access these rules, Reilly will be provided with a hardcopy. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement.
(c)    Protected Rights. Reilly understands that nothing in this Agreement, the Transition Agreement, the Release (as defined below) or the Transition Agreement Release (as defined below), limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the SEC or any other federal, state or local government agency or commission (“Government Agencies”). Reilly further understands that nothing in this Agreement, the Transition Agreement, the Transition Agreement Release or the Release limits his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement, the Transition Agreement, the Transition Agreement Release and the Release do not limit Reilly’s right to receive an award for information provided to any Government Agencies.
(d)    Complete and Voluntary Agreement. This Agreement, the Transition Agreement, the Transition Agreement Release, the Release, the CIIA (as defined in the Transition Agreement), the equity plans and equity agreements under which the Equity Awards (as defined in the Transition Agreement) were granted, in each case as modified in this Agreement or the Transition Agreement constitute the entire agreement between Reilly and the Company with respect to the subject matter hereof and, supersede all prior negotiations and agreements, whether written or oral, relating to such subject matter (it being understood that in the event of a conflict between this Agreement and any of such other surviving agreements, the terms of this Agreement shall prevail; for the avoidance of doubt, (i) Section 12 (Arbitration) of the Transition Agreement shall be superseded and replaced with the provisions of Section 5(b) above and (ii) Section 8 of the Transition Agreement Release shall be deemed superseded and replaced with Section 8 of the Release). Reilly acknowledges that neither the Company nor its agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing Reilly to execute the Agreement, and Reilly acknowledges that Reilly has executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and is executing this Agreement voluntarily, free of any duress or coercion.
(e)    Insider Trading. Reilly hereby acknowledges that he is aware that the United States securities laws prohibit any person who has received from an issuer material, nonpublic information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Reilly further acknowledges and agrees that he is subject to, and will abide by, the Company’s Insider Trading Policy, including trading Blackout Periods (as defined therein) until the end of the first Blackout Period that occurs following or is underway at the time he no longer is providing services to the Company.
(f)    Enforcement; Attorneys’ Fees. Reilly and the Company agree and acknowledge that the release attached as Exhibit B to the Transition Agreement that Reilly executed and delivered to the Company on June 5, 2019 (the “Transition Agreement Release”) is effective, has not been revoked and may no longer be revoked. The parties agree that Reilly has satisfied his obligation to deliver the Transition Agreement Release pursuant to the Transition Agreement. The Company’s obligations under this Agreement, including but not limited to, the completion of the rescission of the net exercised Option as set forth in Section 2, are subject to Reilly’s execution of the release agreement attached hereto as Exhibit A (the “Release”) on the Effective Date, which Release will be effective and irrevocable upon Reilly’s signature thereof. If any action is brought to enforce the terms of this Agreement, the prevailing Party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing Party may be entitled. Time is of the essence in the performance by the Parties of each and every obligation under this Agreement. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and the Release and, therefore, hereby waive, with respect to this Agreement and the Release, the application of any applicable law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the restrictions set for the in Sections 1, 2 and 3 above and this Section 5(e). For so long as Reilly remains subject to a restriction on transfer hereunder (and for one year thereafter), Reilly will provide to the Company, upon request, a certification affirming his compliance therewith, in form reasonably satisfactory to the Company (together with such supporting documentation as the Company may reasonably request). In the event of breach by Reilly of any of his obligations hereunder, under the Release, under the Transition Agreement or the Transition Agreement Release, Reilly hereby acknowledges and agrees that, in addition to any other remedy to which the Company is entitled at law or in equity, he shall immediately forfeit any and all benefits received by him under this Agreement and the Transition Agreement, and the Company shall be immediately relieved of all obligations and restrictions hereunder and thereunder; and, in furtherance thereof, Reilly hereby undertakes to promptly return to the Company any and all shares of

Common Stock and Other Company Securities, the vesting of which was accelerated pursuant to the Transition Agreement or otherwise and all cash severance payments received pursuant to the Transition Agreement. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party hereto of any right to specific performance or injunctive relief. It is accordingly acknowledged and agreed that monetary damages will be insufficient to remedy breach hereof, that the non‑breaching party will suffer irreparable injury by default or breach hereunder, and consequently the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein.
(g)    Assignment. Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by Reilly without the prior written consent of the Company, and any such assignment without such prior written consent shall be null and void; provided that this Agreement and Mr. Reilly’s rights and obligations (collectively) may be transferred upon death or by will, testamentary document or intestate succession in connection with the transfer of the Publicly Acquired Shares, Option, Option Shares or Other Compensatory Securities. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
(h)    No Admission of Liability. This Agreement is not and shall not be construed or contended by Reilly to be an admission or evidence of any wrongdoing or liability on the part of the Company, its representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under Federal Rule of Evidence 408 and/or any other state or federal provisions of similar effect.
(i)    Severability. The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable.
(j)    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non‑breaching or non‑defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereto, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.
(k)    Modification; Counterparts; Facsimile/PDF Signatures. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
(l)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict of law principles that would result in the application of any law other than such laws.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Share Acquisition and Restriction Agreement on the respective dates set forth below:

REILLY	CLOUDERA, INC.
/s/ Thomas J. Reilly______________________ Thomas J. Reilly	/s/ David Middler_______________________ David Middler, Chief Legal Officer
July 31, 2019 Date	July 31, 2019 Date

Exhibit A
Release

In consideration of the benefits (the “Benefits”) provided and to be provided to me by Cloudera, Inc., or any successor thereof (the “Company”) pursuant to the Share Acquisition and Restriction Agreement with the Company dated on or about July 31, 2019 (the “Agreement”) and the Transition Agreement (as defined in the Agreement) in connection with the termination of my employment (under which I will have renewed benefits as a result of the Agreement), I agree to the following general release (the “Release”).
1.    On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and, in such capacities, their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with Company and/or any predecessor to Company, the termination of such employment, the exercise of rights and any other matters in connection with my Equity Awards (as defined in the Transition Agreement) prior to the date hereof. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. The parties agree to apply California law in interpreting the Release. Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that if known to him or her would have materially affected his or her settlement with the debtor or released party.” This Release does not extend to, and has no effect upon, any benefits that have accrued or equity that has vested, and to which I have become vested or otherwise entitled to, under the Agreement, the Transition Agreement, any employee benefit plan, program or policy sponsored or maintained by the Company, or to my right to indemnification by the Company, including under the Indemnity Agreement, dated June 18, 2013 (the “Indemnity Agreement”), and continued coverage by the Company’s director’s and officer’s insurance.
2.    In understanding the terms of the Release and my rights, I have been advised to consult, and have consulted, with an attorney of my choice prior to executing the Release. I understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my right to indemnity under California Labor Code Section 2802 or other applicable state‑law right to indemnity; and (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). I further understand that this Release and my Agreement do not limit my ability to communicate with any Government Agencies or otherwise

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participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release and my Agreement does not limit my right to receive an award for information provided to any Government Agencies. Moreover, I will continue to be indemnified for my actions taken while employed by the Company to the same extent as other former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and the Indemnity Agreement, and I will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration as set forth below, and the arbitration provision set forth in the Agreement.
3.    I understand and agree that Company will not provide me with the Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.
4.    As part of my existing and continuing obligations to Company, I have returned to Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer‑recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof). I understand that, even if I did not sign the Release, (x) I am still bound by any and all confidential/proprietary/trade secret information, non‑disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Company, or with a predecessor or successor of Company pursuant to the terms of such agreement(s) and (y) I am still bound by the covenants of Section 6 of the Transition Agreement.
5.    I represent and warrant that I am the sole owner of all claims relating to my employment with Company and/or with any predecessor of Company, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.
6.    I agree to keep the Benefits and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law unless and until they become publicly available.
7.    I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either Company or myself.
8.    I agree to submit to mandatory binding arbitration, in Santa Clara County, California, before a single neutral arbitrator, any and all claims arising out of or related to this Release and my employment with the Company and the termination thereof, except that I may, at my option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. I HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict my right to file administrative claims I may bring before any government agency where, as a matter of law, the parties may not restrict my ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, I agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration

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shall be conducted through the American Arbitration Association (the “AAA”), provided that, the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon me or any third party. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitration will be conducted in accordance with the AAA employment arbitration rules then in effect. The AAA rules may be found and reviewed at http://www.adr.org. If I am unable to access these rules, I will be provided with a hardcopy. I acknowledge that I am hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Release.
9.    I agree that no one hurried me into executing the Release, and no one coerced me into executing the Release. I understand that the Release shall not become effective immediately when I sign and deliver the Release to Company (the “Release Effective Date”). I understand that the Benefits are contingent upon the effectiveness of this Release.
10.    In executing the Release, I acknowledge that I have not relied upon any statement made by Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for Benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as my Agreement, Transition Agreement, Transition Agreement Release (as defined in the Agreement) proprietary information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between Company and me. For the avoidance of doubt, the Transition Agreement Release remains in effect and is not modified, amended or superseded by this Release (except that pursuant to Section 5(d) of the Agreement, Section 8 of the Transition Agreement Release is superseded and replaced with Section 8 of this Release). Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of Company.
11.    Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.
12.    The Benefits provided and to be provided to me by the Company consist of the benefits and payments in accordance with Section 2 of the Agreement.
[Signature Page to General Release Agreement Follows]

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REILLY’S ACCEPTANCE OF RELEASE
BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT, AND HAVE CONSULTED, WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.
EFFECTIVE UPON EXECUTION BY EMPLOYEE AND THE COMPANY.

Date delivered to employee July 31, 2019.
Executed this 31st day of July 2019.

/s/ Thomas J. Reilly
My Signature
Thomas J. Reilly
Your Name (Please Print)

Agreed and Accepted:

Cloudera, Inc.

/s/ David Middler
By: David Middler
Date: July 31, 2019

[Signature Page to General Release Agreement]